EXHIBIT 99.1

First Advantage Bancorp Announces Quarterly Cash Dividend

CLARKSVILLE, Tenn., Oct. 20, 2010 (GLOBE NEWSWIRE) -- First Advantage Bancorp (the "Company") (Nasdaq:FABK), the holding company for First Federal Savings Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per outstanding share of common stock. The dividend will be paid on or about November 12, 2010 to stockholders of record as of the close of business on November 1, 2010.

First Advantage Bancorp is the holding company of First Federal Savings Bank. Founded in 1953, First Federal Savings Bank is a federally-chartered savings bank headquartered in Clarksville, Tennessee. The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee, which is approximately 40 miles northwest of the City of Nashville. The Bank offers a full range of retail and commercial financial services and its website address is http://www.firstfederalsb.com.

CONTACT: First Advantage Bancorp
         Earl O. Bradley, III
           931-552-6176
         Patrick C. Greenwell
           931-552-6176